Exhibit 10.1

AGIOS PHARMACEUTICALS, INC.

POLICY WITH RESPECT TO ANNUAL PERFORMANCE-BASED CASH

INCENTIVES

Set forth below is a summary of the current policy of Agios Pharmaceuticals, Inc. (the “Company”) with respect to the payment of annual performance-based cash incentives (the “Policy”) to all employees of the Company, including the Company’s named executive officers (collectively, the “Eligible Employees”).

Under the Policy, Eligible Employees will be eligible to receive an annual cash incentive award (a “Cash Incentive Award”), based upon the achievement of specified corporate goals and any individual objectives for a given fiscal year, to be paid no later than March 31 of the following fiscal year. There is no guarantee that Cash Incentive Awards will be awarded under the Policy. The board of directors of the Company as further described in this summary (the “Board”) will determine the corporate goals for Eligible Employees under the Policy each year. Under the Policy, the amount of each Eligible Employee’s target Cash Incentive Award will be set at a fixed percentage of his or her base salary paid in the prior fiscal year (the “Target Award”).

The amount of the Cash Incentive Award for the Company’s chief executive officer will be determined by the Board, based upon the recommendation of the compensation committee of the Board (the “Compensation Committee”), and the amount of the Cash Incentive Award for all other Eligible Employees, including all named executive officers other than the chief executive officer, will be determined by the Compensation Committee. In making such determinations and recommendations, the Compensation Committee will examine the totality of anticipated and unanticipated achievements by the Company and each Eligible Employee in the preceding year, including the Company’s performance and when applicable, individual performance, in each case, against specific scientific, research, clinical, operational and financial Company goals previously determined by the Board. These annual Company goals are primarily directed at performance that advances the Company’s lead research and development programs.

The Board or the Compensation Committee, as applicable, will have authority to adjust the Target Award of an Eligible Employee each year. Individual performance may, in some cases, be a factor that could lead the Board or the Compensation Committee to pay, or recommend payment, as applicable, to an individual at a level below or above that determined for Company-wide performance, which the Compensation Committee may determine or recommend, as applicable, in its sole discretion.

Cash Incentive Awards under the Policy, if any, will be determined by first establishing a cash incentive award pool (the “Cash Incentive Pool”). The Cash Incentive Pool is calculated by (1) aggregating all Eligible Employee Target Awards and then (2) multiplying that sum by a modifier established by the Board each year that is based on the Company’s performance as measured against the prior fiscal year’s corporate goals.

The Cash Incentive Pool is allocated among the Eligible Employees based upon a consideration of each Eligible Employee’s title, responsibilities, salary, individual performance and the Company’s performance against corporate goals for the applicable fiscal year, and, with respect to Eligible Employees who are named executive officers, each such named executive officer’s contributions to such performance. The Board or the Compensation Committee, as applicable, will have the discretion to award a cash incentive in an amount less than or greater than the amount earned by a participant under this Policy.